Exhibit 99.1

Euramax International, Inc. Announces Acceptance of Notes in Tender Offer And Completion of $200 Million Note Offering

                NORCROSS, GA., Aug. 6 /PRNewswire/ — Euramax International, Inc. today announced that it had completed its previously-announced private offering of senior subordinated notes.  In the offering, Euramax International and its subsidiary Euramax International Holdings B.V. issued 8-1/2% senior subordinated notes due August 15, 2011 totaling $200 million in aggregate principal amount and  (the “New Notes”).  The New Notes are guaranteed by certain of Euramax International, Inc.’s subsidiaries and are unsecured.

                Euramax International also announced today that it had accepted for payment and will purchase all of the 11-1/4% senior subordinated notes due 2006 issued by Euramax International Limited, Euramax European Holdings Limited, and Euramax European Holdings, B.V. (the “Old Notes”) validly tendered and not withdrawn as of 5:00 p.m., New York City time, on August 5, 2003 pursuant to the previously announced tender offer and consent solicitation for all of the outstanding Old Notes.  According to JPMorgan Chase Bank, the depositary for the tender offer, approximately $112.8 million in aggregate principal amount of the Notes had been validly tendered and not withdrawn at the time of acceptance.  Following the purchase of the Notes accepted in the tender offer, approximately $22.2 million in aggregate principal amount of the Notes will remain outstanding and are scheduled to mature on October 1, 2006.  The aggregate cost to purchase the Notes accepted today, excluding interest, is approximately $115.9 million.  The tender offer and consent solicitation expires at 5:00 p.m. New York City time, on August 7, 2003 unless it is extended.

                In connection with the tender offer and consent solicitation, Euramax International, certain of its subsidiaries and JPMorgan Chase Bank, as trustee, executed a second supplemental indenture to the indenture governing the Old Notes providing for the amendments to the indenture described in the Offer to Purchase and Consent Solicitation Statement dated July 10, 2003 and the related Consent and Letter of Transmittal.  These amendments became operative on August 6, 2003.

                UBS Securities LLC is the sole lead dealer manager, Banc of America Securities is the co-manager, JPMorgan Chase Bank is the depositary and D.F. King & Co., Inc. is the information agent for the tender offer and consent solicitation. Note holders’ requests for documentation should be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers, call collect) or toll-free at (800) 431-9643. Questions regarding the transaction should be directed to UBS Securities LLC at (800) 722-9555, ext. 8035.

                Euramax is a leading international producer of aluminum, steel, vinyl and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe.

                Note regarding forward-looking statements: Statements made by Euramax, which are not historical facts, are forward looking statements that involve risks and uncertainties. Statements including the words “anticipate,” “expect,” “project,” “may,” “intend,” “foresee,” “believe,” and “feel,” also indicate forward looking statements that involve risks and uncertainties. Actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause financial performance to differ materially from past results and from those expressed or implied in this press release include, without limitation, the risks of doing business in multiple jurisdictions, impact of environmental regulations, dependence on key personnel, risks of business acquisitions, availability of financing, competition, ability to manage growth, loss of customers, the price and availability of raw materials, and a variety of other factors. For further information on these and other risks, see the “Risk Factors” section of the Company’s Report on Form 10-K for the year ended December 27, 2002.